Consent of Independent Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 1, 1997, relating to the statement of assets and liabilities of Oppenheimer MidCap Fund, which appears in such Statement of Additional
Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Independent Accountants" in such Prospectus.


/s/Price Waterhouse LLP
Price Waterhouse LLP

Denver, Colorado
November 3, 1997





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